UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2018

MobileIron, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36471	26-0866846
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

MobileIron, Inc.

401 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 919-8100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ◻

Item 5.02.            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 10, 2018, the Company announced that its Board appointed Scott Hill, age 47, as its Chief Financial Officer effective July 9, 2018. Mr. Hill commenced his employment with the Company on July 9, 2018.

Prior to joining MobileIron, Mr. Hill served from December 2016 to June 2018 as Senior Vice President of Finance at Symantec Corporation (“Symantec”), a security software and services company, where he was responsible for the financial operations of the company’s consumer businesses.  From July 2014 to November 2016, Mr. Hill served as Symantec’s Senior Vice President of Financial Planning and Analysis and was responsible for corporate financial planning, as well as business finance for the enterprise security business and the finance, HR, IT and legal functions. From August 2013 to July 2014, Mr. Hill was Symantec’s Vice President of Finance, Asia Pacific and Japan, where he was the senior finance leader for the company’s Asia Pacific and Japan region.  Prior to this, from August 2009 to July 2013, Mr. Hill held numerous other positions at Symantec, including positions in finance, operations and product management.  Mr. Hill began his career as a product manager at the U.S. Department of Defense, following which he was an engineer at Digital Receiver Technology, a supplier of wireless receivers, and then an Executive Director at J.P. Morgan Securities, Inc., the investment banking division of JPMorgan Chase, a global financial services firm.  Mr. Hill holds a Bachelor of Science in Electrical Engineering from the University of Akron, a Master of Science in Electrical Engineering from the George Washington University and a Master of Business Administration from the University of Chicago Booth School of Business.

The Company has entered into an employment agreement with Mr. Hill (the “Employment Agreement”) pursuant to which Mr. Hill will be paid an annual base salary of $365,000 (the “Base Salary”). He will also be eligible to receive a performance bonus of up to 60% of his Base Salary based upon the attainment of the Company’s and his personal objectives and milestones as determined by the Company’s Board (the “Annual Bonus”). Mr. Hill is entitled to the standard benefits available to the Company’s employees generally, including health insurance.

In addition, as a material inducement to Mr. Hill’s employment and pursuant to Rule 5635(c)(4), promptly following the commencement of Mr. Hill’s employment with the Company on July 9, 2018 (the “Start Date”), the Compensation Committee of the Board (the “Compensation Committee”) granted Mr. Hill an option to purchase 150,000 shares of the Company’s Common Stock (the “Option”). Twenty-five percent (25%) of the shares under the Option will vest and become exercisable on the first anniversary of the Start Date, and 1/48th of the total Option shares will vest and become exercisable at the end of each one-month period thereafter, subject to Mr. Hill’s continued service with the Company. Additionally, the Compensation Committee granted Mr. Hill an award of 325,000 restricted stock units (the “RSU Award”). Twenty-five percent (25%) of the shares subject to the RSU Award vest on August 20, 2019, and the remaining shares vest at a rate of 6.25% on each of the Company’s next standard quarterly vesting dates (November 20, February 20, May 20 and August 20) thereafter, subject to Mr. Hill’s continued service with the Company. Vesting of the Option and RSU Award will accelerate under certain conditions and in certain amounts as set forth in Mr. Hill’s Employment Agreement. The Option and the RSU Award are subject to the terms of the Company’s Amended and Restated 2015 Inducement Plan and option agreement or RSU award agreement, as applicable.

In addition to the benefits set forth above, and as detailed in his Employment Agreement, Mr. Hill is eligible to participate in the Company’s Severance Benefit Plan, which provides for a cash severance payment tied to his salary, health insurance premiums pursuant to the Company’s group health insurance plans as provided pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and the acceleration of his outstanding equity awards (collectively, the “Severance Benefits”).

The Employment Agreement between the Company and Mr. Hill is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in this Item 5.02 in its entirety by reference.

In connection with the Company’s appointment of Mr. Hill as Chief Financial Officer, Shawn Ayers, the Company’s Interim Chief Financial Officer, has transitioned back to the role of Vice President, Finance and Corporate Controller.

Item 9.01.Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description
10.1	Employment Agreement, between MobileIron, Inc. and Scott Hill.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MobileIron, Inc.

Dated: July 10, 2018
	By:	/s/ Simon Biddiscombe
Simon Biddiscombe
President and Chief Executive Officer